Exhibit 10.4

THIRD AMENDMENT TO LOAN AND GUARANTY AGREEMENT

AND AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

This THIRD AMENDMENT TO LOAN AND GUARANTY AGREEMENT AND AMENDMENT TO PLEDGE AND SECURITY AGREEMENT “Amendment”) is entered into as of July 5, 2023 (the “Third Amendment Effective Date”), by and among VARIATION BIOTECHNOLOGIES INC., a Canadian federal corporation (“Borrower Representative”), VBI VACCINES INC., a British Columbia corporation (“Parent”, and together with Borrower Representative, and any other Person from time to time party to the Agreement (as defined below) as a borrower, collectively, “Borrowers”, and each, a “Borrower”), each of the parties set forth on the signature page hereto as guarantors (together with any other Person from time to time party to the Agreement as a guarantor, collectively, “Guarantors” and each, a “Guarantor”), the lenders party hereto (together with any other lender from time to time under the Agreement, collectively, “Lenders”, and each, a “Lender”) constituting Required Lenders (as defined in the Loan Agreement (as defined below)), and K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”).

recitals

A.	Reference is made to (i) that certain Loan and Guaranty Agreement, dated as of May 22, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among Borrowers, Guarantors, Lenders, Administrative Agent and, and ANKURA TRUST COMPANY, LLC, as collateral trustee for Lenders (in such capacity, together with its successors, “Collateral Trustee”); and (ii) that certain Pledge and Security Agreement, dated as of May 22, 2020, by and among Parent, VBI VACCINES (DELAWARE) INC., a Delaware corporation, VARIATION BIOTECHNOLOGIES (US), INC., a Delaware corporation (collectively “US Loan Parties”), Administrative Agent and Collateral Trustee (the “Pledge and Security Agreement”).

B.	The Loan Parties intend to enter into a commercial transaction with Brii Biosciences Limited, an exempted company organized under the laws of the Cayman Islands (“Brii Bio”), with respect to

(i)	Parent will enter into an Amended and Restated Collaboration and License Agreement, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented or otherwise modified from time to time subject to the terms of this Amendment and the Brii Subordination Agreement, (as defined below) the “VBI-2601 Collaboration and License Agreement”), with respect to the licensing of certain Intellectual Property and collaboration with respect to, in each case, the Licensed Product in the Licensed Territory (as defined in the VBI-2601 Collaboration and License Agreement).

(ii)	Parent will enter into an Collaboration and License Agreement, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented or otherwise modified from time to time subject to the terms of this Amendment and the Brii Subordination Agreement, (as defined below) the “PreHevbri Collaboration and License Agreement”, and together with the VBI-2601 Collaboration and License Agreement, collectively, the “Brii License and Collaboration Agreements”), with respect to the licensing of certain Intellectual Property and collaboration with respect to, in each case, the Licensed Product in the Licensed Territory (as defined in the PreHevbri Collaboration and License Agreement).

(iii)	Parent will enter into a Supply Agreement, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented or otherwise modified from time to time subject to the terms of this Amendment and the Brii Subordination Agreement, the “Brii Supply Agreement”), with respect to the supply by Parent of certain Products (as defined in the Supply Agreement).

(iv)	Parent will enter into a letter agreement, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented or otherwise modified from time to time subject to the terms of this Amendment and the Brii Subordination Agreement, the “VBI Letter Agreement”, and together with the Brii License and Collaboration Agreements and the Brii Supply Agreement, collectively, the “Brii Transaction Documents”, and the transaction contemplated thereby, collectively, the “Brii Transactions”)

(v)	In connection with the Brii Transaction Documents, Parent will grant a security interest in certain Intellectual Property related to the Brii Transactions and other collateral as described in the VBI Letter Agreement (the “Brii Collateral”).

C.	Loan Parties have requested, and Administrative Agent and Lenders, constituting Required Lenders, have agreed to modify the Agreement to permit the Brii Transactions.

AGREEMENT

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Agreement.

2. Consent to Brii Transaction Documents. Subject to effectiveness of the Brii Subordination Agreement, Administrative Agent and Lenders hereby consent to the Loan Parties’ entry into the Brii Transaction Documents to which they are a party.

3. Amendments to Agreement.

3.1 Section 6.2 of the Agreement is hereby amended by adding a new subsection (n) thereto, to read as follows:

(n) Brii Transaction Document Related. (i) Within five (5) Business Days of receipt or delivery, copies of all material notices given or received pursuant to the Brii Transaction Documents, any reports (to the extent not consisting of copies of reports delivered pursuant to the Loan Documents), and copies of any amendments, restatements, supplements or other modifications to the Brii Transaction Documents, and (ii) within one (1) Business Day of the occurrence of any material default or breach under any Brii Transaction Document, notice thereof, together with a brief description of the circumstances and the Loan Parties’ proposed response.

3.2 Section 6.6 of the Agreement is hereby amended and restated as follows:

6.6 Deposit and Securities Accounts. Maintain Collateral Accounts only at the banks and other financial institutions identified in the Perfection Certificate or as disclosed pursuant to a notice timely delivered, and maintain not less than 85% of aggregate Collateral Account balances in Collateral Accounts domiciled in Canada or the United States subject to Account Control Agreements, provided that in any event SciVac Ltd. shall be permitted to maintain aggregate balances in Collateral Accounts sufficient to fund the then-next 30 days of projected expenditures, as of any date of determination.

3.3 A new Section 7.12 is hereby added to the Agreement in appropriate numerical order, to read as follows:

7.12 Brii Transaction. Agree to any amendment or modification to the Brii Supply Agreement that imposes materially more burdensome terms, materially reduces compensation to the Loan Parties, or otherwise results in the agreement being materially less favorable to the Loan Parties, as reasonably determined by Administrative Agent, without Administrative Agent’s prior written consent.

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3.4 Section 8.6 of the Agreement is hereby amended and restated as follows:

8.6 Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand ($500,000) (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement entered into with respect to the Obligations and subject to any applicable cure period); (b) any breach, default or other triggering event occurs under the Brii Transaction Documents which results in Brii Bio exercising a right to terminate (or giving notice thereof to any Loan Party), or in any Loan Party being required to indemnify Brii Bio or any other party entitled to indemnification pursuant to the Brii Transaction Documents in excess of $500,000 in the aggregate, and (c) any other breach or default by a Loan Party or a Subsidiary of such Loan Party, the result of which could reasonably be expected to have a Material Adverse Effect.

3.5 Exhibit A to the Agreement is hereby amended by amending and restating or, as applicable, adding in appropriate alphabetical order, the following defined terms:

“Brii Bio” means Brii Biosciences Limited, an exempted company organized under the laws of the Cayman Islands

“Brii Collateral” means Collateral as defined in Section 5.1(a) of the VBI Letter Agreement, or any collateral documents entered into pursuant to the VBI Letter Agreement.

“Brii / K2 Letter Agreement” means that certain letter agreement, dated as of the Third Amendment Effective Date, by and between Brii and K2 Agent.

“Brii License and Collaboration Agreements” means, collectively, the PreHevbri Collaboration and License Agreement and the VBI-2601 Collaboration and License Agreement.

“Brii ROFO” means the right of first offer with respect to certain assets of Loan Parties pursuant to the VBI Letter Agreement and the K2HV Letter Agreement.

“Brii Subordination Agreement” means that certain Subordination Agreement dated as of the Third Amendment Effective Date, by and between Brii and K2 Agent, in form and substance satisfactory to K2 Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Brii Supply Agreement” means that certain Supply Agreement, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented or otherwise modified from time to time subject to the terms of this Agreement, the Brii Subordination Agreement, and the other Loan Documents.

“Brii Transaction Documents” means, collectively, the Brii Supply Agreement, the Brii License and Collaboration Agreements, and the VBI Letter Agreement.

“Israeli Security Documents” means, collectively, (i) the first ranking Fixed Charge Agreement, dated as of the date hereof (as amended, amended and restated or supplemented from time to time), between Israeli Loan Party and the ISR Collateral Agent, (ii) the first ranking Fixed Charge Agreement, dated on or about the Third Amendment Effective Date (as amended, amended and restated or supplemented from time to time), between Israeli Loan Party and the ISR Collateral Agent (the “New Israeli Fixed Charge”), (iii) the first ranking Floating Charge Agreement, dated as of the date hereof (as amended, amended and restated or supplemented from time to time), between Israeli Loan Party and the ISR Collateral Agent, (iv) solely with respect to the pledge of Borrower’s Equity Interests in the applicable Israeli Loan Party, this Agreement, (v) solely in connection with Borrower Representative’s registered patents and patent applications in Israel, including but not limited to patents 247238, 224022, 217375 and 210097 and patent applications 288402, 283039 and 290854 (to the extent of its interest therein, the Pledge and Security Agreement, and (vi) the forms required to be submitted to the Israeli Registrar of Companies, the Israeli Registrar of Pledges, the Israeli Patent Office and any other Israeli Governmental Authority in connection therewith, any other collateral security document entered into by an Israeli Loan Party or any other Loan Party from time to time with respect to the Obligations, and any other agreements, documents or certificates delivered pursuant thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time.

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“K2HV Letter Agreement” means that certain Letter Agreement between VBI, K2 Agent, and Brii, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented, or otherwise modified from time to time subject to the terms of this Agreement).

“PreHevbri Collaboration and License Agreement” means that certain Collaboration and License Agreement, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented or otherwise modified from time to time subject to the terms of this Agreement, the Brii Subordination Agreement, and the other Loan Documents.

“Third Amendment Effective Date” means July 5, 2023.

“VBI-2601 Collaboration and License Agreement” means that certain Amended and Restated Collaboration and License Agreement, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented or otherwise modified from time to time subject to the terms of this Agreement, the Brii Subordination Agreement and the other Loan Documents,

“VBI Letter Agreement” means that certain Letter Agreement between VBI and Brii, dated on or about the Third Amendment Effective Date (as amended, restated, supplemented, or otherwise modified from time to time subject to the terms of this Agreement).

3.6 The defined term “Permitted Transfer” in Exhibit A to the Agreement is hereby amended by amending and restating clause (c) therein to read as follows:

(c) (i) exclusive licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries that (A) are approved by the Board of Parent, (B) are entered into on an arm’s-length basis, on commercially reasonable terms and in the Ordinary Course of Business, and (C) are exclusive only with respect to specific fields of use or discrete geographic territories (other than United States or Europe, as a whole), do not result in the effective legal transfer of the subject Intellectual Property, and do not impair in any material respect the applicable Collateral Agent’s rights and remedies with respect to the subject Intellectual Property, and (ii) the licenses pursuant to the Brii License and Collaboration Agreements;

3.7 The defined term “Permitted Transfer” in Exhibit A to the Agreement is hereby amended by adding a new clause (g) immediately following clause (f) thereof and renumbering existing clause (g) accordingly:

(g) the granting of the Brii ROFO, provided that the terms of the Brii ROFO shall not be modified without the prior written consent of Administrative Agent;

3.8 The defined term “Permitted Liens” in Exhibit A to the Agreement is hereby amended by adding a new clause (l) immediately following clause (k) thereof and renumbering existing clause (l) accordingly:

(l) Liens granted in favor of Brii on the Brii Collateral, provided that the Brii Subordination Agreement is in effect, and provided further that the scope of the Brii Collateral or the terms of the security interest shall not be modified without the prior written consent of Administrative Agent;

4. Amendments to Pledge and Security Agreement

4.1 A new Section 3.4 is hereby added to the Pledge and Security Agreement in appropriate numerical order, to read as follows:

3.4 Intellectual Property. If any US Grantor (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark, then such US Grantor shall promptly provide written notice thereof to Administrative Agent. From time to time, upon Administrative Agent’s request, US Grantors shall execute and deliver such intellectual property security agreements (“IP Security Agreement”) and other documents and take such other actions as Administrative Agent may request to protect Collateral Trustee’s interest in such property and authorize the filing thereof with the United States Patent and Trademark Office or Copyright Office. Any such IP Security Agreement shall constitute a Loan Document.

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4.2 Exhibit C to the Pledge and Security Agreement is hereby amended and restated to read as set forth on Exhibit C attached hereto:

5. Additional Agreements. Within 10 Business Days of the Third Amendment Effective Date, Borrower Representative shall deliver evidence to Administrative Agent of its receipt of not less than $20,000,000 in cash proceeds from (i) the issuance of Parent’s Equity Interests following the Third Amendment Effective Date to Brii (the “Brii Equity Proceeds”), (ii) the initial upfront payments pursuant to the Brii License and Collaboration Agreements, (iii) the “Prepayment Amount” as defined in the Brii Supply Agreement, and (iv) the issuance of Parent’s Equity Interests following the Third Amendment Effective Date to investors other than Brii, provided that the aggregate proceeds received from Brii described in clauses (i), (ii) and (iii) shall not be less than $15,000,000 (collectively, the “Brii Transaction Payments”). Failure to comply with the foregoing shall constitute an immediate Event of Default without cure period.

6. Limitation of Amendments. The Amendments set forth in Sections 2 and 3 above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) establish a course of dealing with respect to any other amendment, modification or waiver of any term or condition of any Loan Document or otherwise obligate Administrative Agent or any Lender to waive any future Event of Default, or (b) otherwise prejudice any right or remedy any Secured Party may now have or may have in the future under or in connection with any Loan Document.

7. Representations. To induce Administrative Agent and Required Lenders to enter into this Amendment, each Loan Party hereby represent and warrant as follows:

7.1 The representations and warranties contained in the Agreement and in other Loan Documents are true and correct in all material respects as of the date of this Amendment (except for such representations and warranties referring to another date, which representations and warranties are true and correct in all material respects as of such date).

7.2 Prior to and upon execution and delivery of this Amendment, no Event of Default has occurred and is continuing.

7.3 Each Loan Party has the power and authority to execute and deliver this Amendment and to perform its obligations under the Agreement and other Loan Documents to which it is a party, in each case, as amended by this Amendment (as applicable).

7.4 The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of their respective obligations under the Agreement and the other Loan Documents to which it is a party, in each case, as amended by this Amendment (as applicable), (a) have been duly authorized by all necessary action on the part of such Loan Party, and (b) do not and will not contravene (i) any material Requirement of Law, (ii) any material contractual restriction in any material agreement with a Person binding on such Loan Party, (iii) any order, judgment or decree of any Governmental Authority binding on such Loan Party, or (iv) the Operating Documents operating of such Loan Party.

7.5 The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of their respective obligations under the Agreement and the other Loan Documents to which it is a party, in each case, as amended by this Amendment (as applicable), do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, Governmental Authority, except as already has been obtained or made.

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7.6 This Amendment has been duly executed and delivered by each Loan Party and is the binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application relating to or affecting creditors’ rights and by general equitable principles.

7.7 The Israeli Subsidiary (as defined in Schedule 1 hereto) is duly and validly registered with the Israeli Registrar of Companies; and as of the date hereof it is not in a status of a “breaching company” (‘חברה מפרה’) within the meaning provided therefor under the Israeli Companies Law, 5759-1999).

8. Conditions. As a condition to the effectiveness of this Amendment, Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent in its sole discretion, the following:

(a) this Amendment, duly executed by the Loan Parties;

(b) the documents and certificates set forth on Schedule 1 hereto, provided that to the extent indicated on Schedule 1 (or such later date as Administrative Agent may agree in its sole discretion), certain documents or certificates may be delivered following the Third Amendment Effective Date no later than the date specified on Schedule 1 hereto, provided further that failure to deliver the same shall constitute an immediate Event of Default without cure period;

(c) payment of all fees and Lender Expenses due on the Third Amendment Effective Date in accordance with the Amended and Restated Fee Letter and the Agreement, as amended; and

(d) confirmation that Loan Parties shall have satisfied the conditions to receive the Brii Transaction Payments (subject to the consummation of a public offering of common stock of Parent resulting in proceeds of at least $5,000,000).

9. Affirmations; UCC Filing Authorization.

9.1 The Agreement, as amended hereby is reaffirmed by the Loan Parties and the Loan Parties agree and acknowledge that the Agreement, as modified by this Amendment, remains in full force and effect and that the same is hereby ratified and confirmed in all respects.

9.2 Except as modified by this Amendment, the US Loan Parties agree and acknowledge that the security interest as granted pursuant to the Pledge and Security Agreement continues to secure the Obligations from the Closing Date without novation, and this Amendment is not intended to be, and shall not constitute, a novation.

9.3 The Guarantors agree and acknowledge the terms of this Amendment and confirm that the guaranty pursuant to Section 13 of the Agreement remains in full force and effect as of the date hereof with respect to the Obligations (as modified this Amendment).

9.4 In connection with the grant of security interest hereunder or pursuant to the Loan Documents contemplated to be delivered pursuant to Schedule 1, each of the Loan Parties hereby authorizes the applicable Secured Party and its counsel to file UCC financing statements in form and substance satisfactory to such Secured Party, describing the collateral as “all assets of the Debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, and proceeds and products thereof” or words to that effect, and any limitations on such collateral description, notwithstanding that the collateral description may be broader in scope than the Collateral described in this Agreement.

10. Governing Law. Section 11 of the Agreement is incorporated herein, provided that references to the “Agreement” shall be understood to refer to this Amendment.

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11. General Provisions.

11.1 This Amendment and the Loan Documents represent the entire agreement with respect to this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

11.2 This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement. The words “execution,” “signed,” “signature” and words of like import herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page of this Amendment or any document delivered in connection therewith by electronic means including by email delivery of a “.pdf” format data file shall be effective as delivery of an original executed counterpart thereof.

11.3 This Amendment shall constitute a Loan Document.

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[signature page to third AMENDMENT TO LOAN AND GUARANTY AGREEMENT

AND amendment to PLEDGE AND SECURITY AGREEMENT]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

BORROWERS:

Variation Biotechnologies Inc., a Canadian
federal corporation

By	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	CEO

VBI Vaccines Inc., a British Columbia corporation

By	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	CEO

GUARANTORS:

SciVac Ltd., an Israeli corporation

By	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	CEO

VBI VACCINES (DELAWARE) INC., a Delaware
corporation

By	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	CEO

VARIATION BIOTECHNOLOGIES (US), INC., a
Delaware corporation

By	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	CEO

[signature page to second AMENDMENT TO LOAN AND GUARANTY AGREEMENT

AND AFFIRMATION OF PLEDGE AND SECURITY AGREEMENT]

ADMINISTRATIVE AGENT:

K2 HEALTHVENTURES LLC

By	/s/ Anup Arora
Name:	Anup Arora
Title:	Chief Investment Officer and Managing Director

LENDER:

K2 HEALTHVENTURES LLC

By	/s/ Anup Arora
Name:	Anup Arora
Title:	Chief Investment Officer and Managing Director

SCHEDULE 1

AMENDMENT DOCUMENTS

Document / Certificate	Delivery Due Date
A copy of the resolutions duly approved by the Board with respect to this Amendment and the transactions contemplated thereby	On the Third Amendment Effective Date

A certificate of each Loan Party, duly executed by a Responsible Officer, certifying and attaching (i) the Operating Documents as in effect on the Third Amendment Effective Date, (ii) resolutions duly approved by the Board of such Loan Party approving this Amendment and the documents to be entered into in connection therewith, (iii) any resolutions, consent or waiver duly approved by the requisite holders of each such Loan Party’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency	Within 10 Business Days of the Third Amendment Effective Date

an Amendment to the Canadian Security Documents, amending the scope of collateral consistent with the amendments to the US Security Agreement and making other appropriate corresponding changes thereto, and any documents and certificates reasonably requested in connection therewith to implement the foregoing	Within 10 Business Days of the Third Amendment Effective Date

An Amendment to the applicable Israeli Security Documents, amending the scope of the collateral consistent with the amendments to the US Security Agreement and making other appropriate corresponding changes thereto, and any documents and certificates reasonably requested in connection therewith to implement the foregoing, including the applicable Loan Party’s wet-ink signatures thereto and the wet-ink signatures of an officer of the Israeli Subsidiary to any notice to the Israeli Registrar of Companies in connection therewith.	Within 10 Business Days of the Third Amendment Effective Date

The New Israeli Fixed Charge and any documents and certificates reasonably requested in connection therewith, including the applicable Loan Party’s wet-ink signatures thereto and the wet-ink signatures of an officer of Borrower to any notice to the Israeli Registrar of Companies in connection therewith.	Within 10 Business Days of the Third Amendment Effective Date

Any and all consents and/or acknowledgements (as may be required) in connection with the Israeli Security Documents with respect to newly pledged assets	Within 10 Business Days of the Third Amendment Effective Date

Such documents, certificates and registrations as ISR Collateral Agent may require to perfect or continue the perfection of ISR Collateral Agent’s security interest in the Collateral of the Israeli Loan Parties or Equity Interests of SciVac Ltd. (the “Israeli Subsidiary”), or in any Loan Party’s Patents registered in Israel;	Within 10 Business Days of the Third Amendment Effective Date

Evidence that the articles of association of the Israeli Subsidiary have been amended to include customary provisions providing that any restrictions or limitations on, or approval requirements for, the transfer of shares or other securities, the registration of share transfers in the shareholders registry of the company, or the exercise of any rights, preferences, privilege and powers shall not apply to the creation of a lien, any transfer thereof in case of enforcement of the Loan Documents, the registration of such transfer or the exercise of any rights, preferences, privileges and powers attached to such shares or conferred upon the holders thereof under law or by virtue of the articles or any contract	Within 10 Business Days of the Third Amendment Effective Date

Evidence satisfactory to the ISR Collateral Agent that the lien registered in favor of the Israeli Ministry of Economy, created on November 16, 2014 and registered with the Israeli Registrar of Companies on November 19, 2014 as lien no. 6 has been formally released and is no longer registered with the Israeli Registrar of Companies.	As promptly as practicable

An updated Perfection Certificate	Within 10 Business Days of the Third Amendment Effective Date

EXHIBIT C

To pledge and security agreement

COLLATERAL DESCRIPTION

The Collateral consists of all of each Grantor’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, Documents, Instruments (including any promissory notes), Chattel Paper (whether tangible or electronic), cash, Deposit Accounts, , letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other Investment Property, Supporting Obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Grantor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) [Reserved], (ii) any permit, lease, license, contract or agreement to which any US Grantor is a party or any of its rights or interests thereunder if and only to the extent that the grant of a security interest hereunder (a) is prohibited by or a violation of any law, rule or regulation applicable to such Grantor or (b) shall constitute or result in a breach of a term or provision of, or the termination or a default under the terms of, such permit, lease, license, contract or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity), (ii) property owned by any Grantor that is subject to a purchase money Lien or capitalized lease obligation if the agreement pursuant to which such Lien is granted (or the document providing for such capitalized lease obligation) prohibits, or requires the consent of any Person other than the Grantors which has not been obtained as a condition to, the creation of any other Lien on such property, or (iii) any “intent-to-use” trademark application.